Exhibit 10.6

LETTER OF INTENT

This Letter of Intent reflects the agreement of Liberty Renewable Fuels LLC, a Delaware limited liability company (“Liberty” or the “Buyer”) to acquire from all shareholders (collectively the “Seller”) of Auburn Bean and Grain Co., a Michigan corporation (“ABGCO”) all of the capital stock (the “Purchased Shares”) of ABGCO, which is in the business of buying, receiving, storing and selling grain and in the business of selling seed, agri-chemicals, fertilizer and the custom application thereof and to further acquire from the KMA Group, L.L.C., a Michigan limited liability company (“KMA”) those parcels of real estate hereinafter more particularly identified. It also reflects the agreement of the Seller to sell the Purchased Shares and KMA to sell the Transferred real estate to Buyer as herein contemplated. The Acquisition by Liberty of the Purchased Shares (the “Acquisition”), when complete, will result in ABGCO becoming a wholly owned subsidiary of the Buyer.

In connection with this Letter of Intent, the following are the points of understanding:

1.	Purchased Shares. Buyer shall purchase from Seller and Seller shall sell to Buyer all of the Purchased Shares, all of which are owned by Seller, free and clear of any liens or encumbrances. KMA shall transfer to Buyer the parcels of real estate identified herein (the “Transferred real estate”).

2.	Purchase Price. The purchase price for all of the Purchased Shares shall be Fourteen million and Two hundred Twenty-Five thousand dollars ($14,225,000) less the indebtedness ABGCO owes to Metropolitan Life at the time of Closing, which debt is to be paid at closing as hereafter set forth and 1,000 units of Class A membership interest in Buyer and the purchase price for the Transferred real estate to be purchased from KMA shall be Three Million Seven Hundred Thousand dollars ($3,700,000), (the “Units,” and together with the cash portion of the purchase price, the “Purchase Price”). Seller understands that Buyer has not had the opportunity to conduct due diligence of ABGCO, and therefore this Purchase Price is subject to good faith negotiation upon Buyer’s completion of such due diligence. Notwithstanding the fact that Buyer is buying the shares of stock of ABGCO, the Purchase Price is also dependent on ABGCO owning, free and clear any liens, all of the assets used in its business, excepting those obligations incurred in the normal operations of its business (which includes the existing operating line of credit in place as of the date hereof), and that the transferred real estate to be purchased from KMA will be free from all liens and encumbrances. It is understood that the transferred real estate and facilities used or owned by ABGCO and to be purchased from KMA include:

a.	The parcel of land and grain processing, grain storage (approximately 700,000 bushels capacity) and equipment located in the City of Saginaw, Michigan and commonly known as 105 Lyon Street, Saginaw, Michigan, but excluding therefrom the feed warehouse and bean processing portions towards the south end of the property (survey required, common wall to be established.)

b.	The parcel of land and grain processing, grain storage (approximately 1,000,000 bushels capacity), and equipment located in the City of Auburn, Michigan, including the new grain storage (approximately 1,500,000 bushels capacity) structures being built in the adjacent township, and commonly known as 504 North Auburn Road, Auburn, Michigan, but excluding therefrom the navy bean processing plant and associated bin(s) at the east end of the property along the railroad tracks (“Navy Bean Plant”) but including the current ABGCO administrative office located at 315 N Auburn Road, (survey required) (“Administrative Building”).

c.	The parcel of land and agronomy facilities and equipment located at 4640 Seven Mile Road., Monitor Township, Bay County, Bay City, Michigan.

d.	As hereinafter provided, the parcel of land and grain processing, grain storage (approximately 4,900,000 bushels capacity), agronomy facilities and equipment located in Richland Township, Saginaw County, Michigan, and commonly known as 485 South Hemlock, Hemlock, Michigan.

e.	The parcel of land and grain facilities located two blocks to the west of the 485 South Hemlock Road facility on 480 Pine Street, Richland Township, Saginaw County, Hemlock, Michigan.

f.	Warehousing located directly south of the building at 504 Pine.

g.	The parcel of land and grain processing, grain storage (approximately 2,305,000 bushels capacity), agronomy facilities and equipment located in the Village of Oakley, Michigan, and commonly known as 310 West Third, Oakley, Michigan.

h.	The parcel of land and grain processing, grain storage (approximately 2,200,000 bushels capacity) and equipment located in Brady Township, Saginaw County, Michigan and commonly known as 18413 Oakley Rd, Oakley, Michigan.

3.	Purchase Agreement. By the later of completion of due diligence or within forty-five (45) days of Buyer’s execution and delivery of this Letter of Intent but in all events as soon as possible, Buyer will, at Buyer’s expense, deliver to Seller an initial draft of the purchase agreement and appropriate exhibits thereto, which agreement will include, among other items, customary representations, warranties and indemnities of the parties. The Parties hereto will use their best efforts to negotiate and execute the Purchase Agreement as quickly as possible. Without limiting any other provision hereof, the Purchase Agreement shall contain a right of first refusal for the Buyer with respect to the Navy Bean Plant should it ever be sold or leased (but only certain types of leases, as shall be mutually agreed).

4.	Closing. The closing shall on or before July 1, 2007, subject to one extension of up to 120 days therefrom, if reasonably necessary for Buyer to achieve financial closing of the necessary financing.

5.	Upon signing of the Letter of Intent Buyer shall deliver to KMA a nonrefundable deposit of one percent (1%) of the Purchase Price for its property, the same to be retained by KMA if no Purchase Agreement is signed or applied to the Purchase Price if a Purchase Agreement is signed and the terms therein fulfilled.

6.	Other Matters to Occur at Closing. At the Closing, the following shall occur, in addition to those things set forth as Closing items in the Purchase Agreement: (i) Buyer will immediately upon transfer to it of the Purchased Shares cause ABGCO to forthwith pay the ABGCO’s indebtedness to Metropolitan Life Insurance Company together with any prepayment penalty required by Metropolitan and the balance of the Purchase Price as herein contemplated. (ii) KMA will also deliver a standard deed for the conveyance of its transferred real estate. Buyer will, upon receipt of the deed(s) deliver to KMA its portion of the Purchase Price for its transferred real estate. Buyer will also receive credit for the one percent (1%) deposit. (iii) Buyer will sign a lease (which will not permit subleasing or assignment) with the entity or entities designated by ABGCO for a 15 year lease of the Administrative Building, at a rental rate of $1.00 per year (such lessee to bear the real estate taxes, insurance and maintenance on such building at its expense). The Closing shall take place on July 1, 2007, and is contingent, among other things, upon Buyer’s (i) completion of its due diligence to its satisfaction, (ii) execution of a Purchase Agreement, and (iii) securing financing commitments to fund Acquisition.

7.	Grain Origination. As a separate agreement between Liberty and ABGCO, a grain origination agreement will apply to all corn delivered after July 1, 2008, and will continue for a period of five (5) years thereafter. The terms of this agreement will be deemed effective upon any sale and closing of the shares identified as “Purchased Shares” to any person, which takes place within 12 months from the date hereof. If no such sale of the Purchased Shares occurs within such 12 month period, then this agreement shall be null and void.

a.	ABGCO will (i) sell to Liberty all the corn ABGCO originates and (ii) receive a fixed handling and storage fee that Liberty will pay to ABGCO, to be 16 cents per bushel handling fee or 2.5 cents per bushel per month storage fee. ABGCO will sell corn to Liberty at the same price ABGCO purchased corn from growers. Liberty will be responsible for setting market prices paid by ABGCO to the growers.

b.	50% of the handling fee payment (.16 per bushel) will be received at the time the grain is received at an ABGCO facility. The remainder of the handling fee will be paid upon shipment of corn.

c.	The storage fee will be paid on a monthly basis with ABGCO to invoice LIberty on the last day of the month and Liberty to pay ABGCO within five business days. The storage fee will be accrued on a daily basis.

d.	ABGCO will be responsible for payment to customers for grain purchases and will invoice Liberty on a weekly basis for all such purchases. Liberty will pay ABCO the invoiced amount within five business days for all invoiced purchases.

e.	All other business practices associated with ABGCO concerning drying, conditioning, overages/shortages, and other grain issues will be accounted for in a manner consistent with ABGCO’s past business practices.

f.	No other term in this Agreement to the contrary withstanding, the provisions of this section as regards grain origination, shall be deemed binding on Liberty and ABGCO.

8.	Additional Facilities; Purchase Price Adjustment. Should ABGCO construct or acquire any additional corn processing-storage facilities prior to the Closing, Buyer will purchase the same from the Seller at its actual cost in addition to the Purchase Price, less all debt incurred in connection with such acquisition, and the said additional facilities shall be added to and become part of the Acquisition.

9.	Due Diligence. Following the execution of this Letter of Intent, Seller will (and will cause its representatives, officers, employees, consultants and advisors, including accountants and legal advisors), provide Buyer and its representatives, officers, employees, consultants and advisors, including accountants and legal advisors, full and free access at all reasonable time and upon reasonable notice to the books, records facilities and other assets of ABGCO, as well as ABGCO’s and officers, directors, employees, consultants and advisors, for meetings and discussions that Buyer reasonably considers necessary or appropriate in connection with its due diligence inquiry with respect to the purchase of the Purchased Shares. A third party not affiliated with either Buyer or Seller or ABGCO, but familiar and well versed with the operation of grain elevators, will be appointed by Buyer, upon acceptance by Seller, to coordinate and complete the due diligence required herein. As soon as practicable following execution of this Letter of Intent, ABGCO will provide to Buyer the information listed on Exhibit A attached hereto. Seller acknowledges that Buyer will be pursuing bank financing for the cash portion of the Purchase Price and that this due diligence, including financial information, is necessary for Buyer to provide to financial institutions to secure financial commitments for the cash portion.

10.	Employment Contracts. After the Closing, Buyer intends to operate ABGCO under the same management. Therefore, at the Closing Buyer shall enter into employment agreements with each of the current employees of ABGCO that are interested in continuing to work for ABGCO. It is Buyer’s expectation that all of the employees whose continued services are deemed material to the on going success of the business of ABGCO will sign such agreements which shall also contain mutually agreeable covenants not to compete. Such employment agreements shall be for a period of 3 years and shall include salaries and benefits (including continuation of normal bonuses based on year-end results) at least equivalent to those being received by such employees on October 25, 2006, including reasonable cost of living increases. Such employment agreements shall also state that the employees shall report to those in the position of management at the facilities where the employee works, who in turn will report to the Board of Liberty. Sellers shall enter into acceptable covenants not to compete.

11.	Company Name. Buyer will receive ownership and rights to use and conduct business under the name “Auburn Bean & Grain Co.”

12.	Right of First Refusal. Should Buyer desire to sell ABGCO at anytime prior to the fifth anniversary of the Closing, Seller shall have first right of refusal to match any bona fide offer for purchase of the same. This Right of First Refusal shall only apply to a sale of ABGCO on a stand alone basis and shall not apply to any sale of Buyer as a whole or any sale of ABGCO in connection with the sale of any other assets of Buyer.

13.	Conduct of Business Pending Closing. During the period from the date of this Letter of Intent and continuing until the earlier of the termination of this Letter of Intent or the Closing, Seller will cause ABGCO to, carry on their respective businesses in the usual and ordinary course in substantially the same manner as heretofore conducted (including fulfillment of all existing contracts or obligations), with ABGCO to retain any profits earned during this time (this concept subject to further refinement in the negotiation of the Purchase Agreement), pay its debts and taxes when due, pay or perform other obligations when due, and use its commercially reasonable efforts consistent with past practice and policies to preserve intact their respective present business organizations, keep available the services of their respective present officers and key employees and preserve their respective relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it. During the period prior to Closing, all decisions outside the normal course of business made by ABGCO shall be made with notice to the Buyer. Seller and ABGCO shall promptly notify Buyer of any materially negative event involving or adversely affecting either ABGCO or KMA or their respective businesses. ABGCO and KMA will continue to maintain adequate casualty, property and liability insurance coverage with insurers which have an A.M. Best rating of A- or better and/or an equivalent rating from a recognized insurance company rating agency, to insure all the assets, facilities and equipment of ABGCO and maintain liability insurance coverage in at least the following amounts:

a.	Employer’s Liability coverage with a minimum limit of $500,000 for bodily injury by accident or disease.

b.	Commercial General Liability coverage (including products and completed operations, broad from contractual, personal injury liability and broad form property damage) with minimum limits of one million dollars ($1,000,000) per occurrence for bodily injury/property damage and one million dollars ($1,000,000) for personal injury and products/completed operations.

c.	Excess or Umbrella Liability coverage with a minimum limit of two million dollars ($2,000,000) in excess of the coverage as set forth in items (a) and (b) above.

ABGCO will continue to carry applicable Stock Insurance from the First Closing to the Third Closing showing Buyer as a Party of Interest on Seller’s insurance certificate.

13.	Announcements. All press releases and public announcements relating to the transactions contemplated by this Letter of Intent will be agreed to and prepared jointly by the parties. Seller hereby provides permission to Buyer to include this letter intent in Buyer’s Form SB-2 filing to the Security and Exchange Commission as part of the Buyer’s planned public offering to raise equity for Buyer’s proposed ethanol plant in Gratiot County, Michigan, and in connection with Buyer’s private offering which is currently ongoing.

14.	Exclusivity. In consideration of the mutual covenants and agreements contained herein, Seller will not directly or indirectly, solicit, discuss, accept, approve, initiate, respond to or encourage any inquiries or proposals relating to, or participate or engage in any negotiations with respect to the sale of the Purchased Shares of Sellers and the Transferred real estate to be sold by KMA for a period of one hundred twenty (120) days after execution hereof by Buyer, unless it is necessary to facilitate Acquisition in accordance with this Letter of Intent or in accordance with existing contracts or obligations. This Section shall be binding upon the Parties and inure to the benefit of their respective successors and assigns.

15.	Brokers. Each party represents and warrants to the other that there are no brokers or finders entitled to any compensation with respect to the transactions contemplated hereby.

16.	Expenses. Each party shall be responsible for its own expenses incurred in connection with reaching agreement herein. Exception to this will be an equal sharing of all costs and expenses for any required/wanted survey of the real estate.

17.	Buyer Committee. Buyer will appoint, at is sole discretion, a limited number of its board of managers to serve on an ABGCO Acquisition Committee to facilitate effective communication and execution of a purchase agreement with ABGCO.

18.	Confidentiality. The parties agree that disclosure of the proprietary information of the other party hereto shall be governed by the terms of the Mutual Nondisclosure Agreement attached hereto as Exhibit B, which each party has executed concurrently with their execution of this Letter of Intent.

While it is understood that this Letter of Intent, if accepted, does not constitute a binding agreement between the parties (except as set forth hereafter), it does set forth the understanding, principals and present intentions of Buyer and Seller regarding the sale of the Purchased Shares by Seller to Buyer upon the terms and conditions set forth above. Buyer and Seller will each use their best good faith efforts to close the Acquisition on the terms set forth in this Letter of Intent. The foregoing notwithstanding paragraph 14 hereof is binding.

If the above and foregoing correctly sets forth your understanding and agreements, please so indicate by signing below and by returning one fully executed original or counterpart of this letter to the undersigned at 3508 E. M-21, Corunna, Michigan 48817.

IN WITNESS WHEREOF, each of the parties to this Letter of Intent has executed and delivered this Letter of Intent, or caused this Letter of Intent to be executed and delivered by its duly authorized representative, as of the date written below.

LIBERTY RENEWABLE FUELS LLC

By:	/s/ David Skjaerlund
Its:	President
Date:	1—27-06

Accepted and agreed to this 27 day of October, 2006.

AUBURN BEAN & GRAIN CO.

By:	/s/ Clifford A. Vennix
Clifford A. Vennix
Its	President

THE KMA GROUP, L.L.C.

By:	/s/ Clifford A. Vennix
Clifford A. Vennix
Its	Operating Manager

EXHIBIT A

DUE DILIGENCE INFORMATION

(1) Financial Statements. Copies of all available annual, quarterly, or other financial statements for the past 3 years.

(2) Equipment and Machinery. A list and general description of all material items of equipment and machinery which are used in the business. Please include in this some statements about the property’s condition and state of repair.

(3) Real Property. A list and general description of all real estate, including legal descriptions, and improvements thereon which are used in the business. Please include in this some statements about the property’s condition and state of repair.

(4) Other property. An accurate list and description of all items of property, real or personal, that have a value equal to or greater than $5,000 or that is materially significant to the operations.

(5) Liens. A list of all mortgages, liens, easements, restrictive covenants or conditions, security interests, or other limitations, claims, or encumbrances in or on any material assets.

(6) Leases and Contracts. A list and copies, of each material lease (whether of real or personal property) and each material contract (not restricted by any Confidentiality Agreement), promissory note, mortgage, license, or other agreement, as amended, to which ABGCO is a party.

(7) Loan Agreements. A copy of any loan agreement and other documents with respect to obligations for the repayment of borrowed money,

(8) Consents Required, Etc. A list of all agreements wherein consent to the contemplated transaction is required to avoid a default thereunder or where notice of such transaction is required at or subsequent to any closing, or which contain any “rights of refusal,” or other rights triggered by a transaction.

(9) Articles and Bylaws. Copies of the Articles of Incorporation and Bylaws of the Company and any subsidiaries, together with all amendments thereto.

(10) Shareholders. A list of all persons or entities holding capital stock of the Company to be acquired or holding any rights to subscribe for, acquire, or receive shares of the capital stock of the Company and any subsidiary (whether warrants, calls, options, or conversion rights). This includes any person to whom shares or equity has been promised. Seller shall also include a listing of the shareholders selling shares, and their respective number of shares, in each of the three closings and distribution of the Purchase Price.

(11) Officers, Directors, and Key Employees. A list of all officers, directors, and key employees of the Company and any subsidiary.

(12) Salary Schedule. A list of the names of and current salary rates and benefit packages, including a list of all retirement or pension commitments by ABGCO, for each present employee of the Company and any subsidiary, who received $20,000 or more in aggregate compensation from the Company, whether in salary, bonus, or otherwise, during the most recently ended fiscal year, or who is presently scheduled to receive, from the Company and any subsidiary, salary in excess of $20,000 during the current year.

(13) Litigation. A list and description of civil, criminal, administrative, arbitration, or other such proceedings or investigations (including, without limitation, unfair labor practice matters, labor organization activities, environmental matters, and civil rights violations), pending or threatened, regarding the Company to be acquired or any subsidiary.

(14) Tax Returns. Copies of all United States federal and state tax returns for the Company for the last three fiscal years of the Company.

(15) Patents, Trademarks, and Service Marks. A list of all patents, patent applications, copyrights, inventions, licenses, trademarks, trademark registrations (and applications therefor), service marks (and applications therefor), and trade names or other like matters that, as of the latest practicable date, are owned by the Company and any subsidiary or used in connection with the business of the Company.

(16) Insurance Policies. A copy of all insurance policies owned by the Company, including without limitation casualty, property, liability, life or health.

(17) Historical Volumes. A list of business volumes for the last three years, including purchase of grain, sales of grain, purchase of agricultural supplies, sales of agricultural supplies, custom application and any other significant business transactions.

EXHIBIT B

MUTUAL NONDISCLOSURE AGREEMENT

Each undersigned party (the “Receiving Party”) understands that the other party (the “Disclosing Party”) has disclosed or may disclose information relating to the potential merger of the two parties or to the Disclosing Party’s business (including, without limitation, financial and business information, computer programs, technical drawings, algorithms, know-how, formulas, processes, ideas, inventions (whether patentable or not), schematics and other technical, financial, business, customer and product development plans, forecasts, strategies and information), which to the extent previously, presently or subsequently disclosed to the Receiving Party is hereinafter referred to as “Proprietary Information” of the Disclosing Party.

In consideration of the parties’ discussions and any access of the Receiving Party to Proprietary Information of the Disclosing Party, the Receiving Party hereby agrees as follows:

(1) The Receiving Party agrees (i) to hold the Disclosing Party’s Proprietary Information in confidence and to take reasonable precautions to protect such Proprietary Information (including, without limitation, all precautions the Receiving Party employs with respect to its own confidential materials), (ii) not to divulge any such Proprietary Information or any information derived therefrom to any third person, (iii) not to make any use whatsoever at any time of such Proprietary Information except to evaluate internally its relationship with the Disclosing Party, (iv) not to copy or reverse engineer any such Proprietary Information and (v) not to export or reexport (within the meaning of U.S. or other export control laws or regulations) any such Proprietary Information or product thereof. Without granting any right or license, the Disclosing Party agrees that the foregoing shall not apply with respect to any information after five years following the disclosure thereof or any information that the Receiving Party can document (i) is or becomes (through no improper action or inaction by the Receiving Party or any affiliate, agent, consultant or employee of the Receiving Party) generally available to the public, or (ii) was in its possession or known by it without restriction prior to receipt from the Disclosing Party, or (iii) was rightfully disclosed to it by a third party without restriction, or (iv) was independently developed without use of any Proprietary Information of the Disclosing Party by employees of the Receiving Party who have had no access to any such Proprietary Information. The Receiving Party may make disclosures required by law or court order provided the Receiving Party uses diligent reasonable efforts to limit disclosure and to obtain confidential treatment or a protective order and allows the Disclosing Party to participate in the proceeding.

(2) Immediately upon a request by the Disclosing Party at any time, the Receiving Party will turn over to the Disclosing Party all Proprietary Information of the Disclosing Party and all documents or media containing any such Proprietary Information and any and all copies or extracts thereof. The Receiving Party understands that nothing herein (i) requires the disclosure of any Proprietary Information of the Disclosing Party or (ii) requires the Disclosing Party to proceed with any transaction or relationship.

(3) This Agreement applies only to disclosures made before the first anniversary of this Agreement. The Receiving Party acknowledges and agrees that due to the unique nature of the Disclosing Party’s Proprietary Information, there can be no adequate remedy at law for any breach of its obligations hereunder, which breach may result in irreparable harm to the Disclosing Party, and therefore, that upon any such breach or any threat thereof, the Disclosing Party shall be entitled to appropriate equitable relief, without the requirement of posting a bond, in addition to whatever remedies it might have at law. In the event that any of the provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be illegal, invalid or unenforceable, such provisions shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect. This Agreement shall be governed by the laws of the State of Michigan without regard to the conflicts of law provisions thereof. This Agreement supersedes all prior discussions and writings and constitutes the entire agreement between the parties with respect to the subject matter hereof. The prevailing party in any action to enforce this Agreement shall be entitled to costs and attorneys’ fees. No waiver or modification of this Agreement will be binding upon a party unless made in writing and signed by a duly authorized representative of such party and no failure or delay in enforcing any right will be deemed a waiver.

(4) Until five years after the date of this Agreement, neither party will encourage or solicit any employee or consultant of the other party to leave that other party for any reason.

2

October 27, 2006		October 27, 2006

LIBERTY RENEWABLE FUELS, LLC		CLIFFORD A. VENNIX

By:	/s/ David Skjaerlund	Clifford A. Vennix
Name:	David Skjaerlund
Title:	President

3